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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

GOLD KIST INC.

(Name of Registrant as Specified In Its Charter)

PILGRIM’S PRIDE CORPORATION

O.B. GOOLSBY, JR.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Immediate Release

Pilgrim’s Pride Proposes to Acquire Gold Kist for $20.00 Per Share in Cash

Provides Approximately 55% Premium to Gold Kist Shareholders

Transaction Valued at Approximately $1.2 Billion

Pittsburg, Texas – August 18, 2006 – Pilgrim’s Pride Corporation (NYSE: PPC) today announced that it has sent a proposal to Gold Kist, Inc. (NASDAQ: GKIS) offering to purchase all of the outstanding shares of Gold Kist common stock for $20.00 per share in cash. The transaction is valued at approximately $1 billion, plus the assumption of Gold Kist’s debt of $144 million. Pilgrim’s Pride’s offer represents a premium of approximately 55% over Gold Kist’s closing stock price of $12.93 on Friday, August 18, 2006.

Using consensus earnings estimates for fiscal 2007, Pilgrim’s Pride expects that the transaction will be accretive to earnings per share in the first full year after the completion of the transaction, including approximately $50 million of anticipated synergies expected to come primarily from the optimization of production and distribution facilities and cost savings in purchasing, production, logistics and SG&A.

“We believe the combination of Pilgrim’s Pride and Gold Kist will create the world’s leading chicken producer and result in substantial value creation for our respective shareholders, employees, business partners and other constituencies,” said O.B. Goolsby, Jr., President and Chief Executive Officer of Pilgrim’s Pride. “The combined company will maintain a balanced portfolio of fresh chicken and value-added products and expand its geographic reach and customer base, enabling it to compete more efficiently in the industry and provide even better service to its customers.

“Our proposal provides Gold Kist’s shareholders with a substantial approximately 55% premium for their shares in cash. We look forward to sitting down with the members of Gold Kist’s Board of Directors as soon as possible to work jointly with them to quickly close this transaction,” added Mr. Goolsby.

Pilgrim’s Pride noted that it has substantial current liquidity and has received further assurances from its financial advisors that it has the ability to finance the transaction. Pilgrim’s Pride believes that the combined company will have a strong financial position and substantial cash flow, enabling it to consistently reduce debt and return to historical debt levels.

Baker & McKenzie LLP and Morris, Nichols, Arsht & Tunnell, LLP are acting as legal counsel to Pilgrim’s Pride. Credit Suisse and Legacy Partners Group LLC are acting as financial advisors to Pilgrim’s Pride.

Attached is the full text of the letter delivered today to the Board of Directors of Gold Kist.

August 18, 2006

Board of Directors

Gold Kist, Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, GA 30346

Attention: Mr. A.D. Frazier

Gentlemen,

We appreciate having had the opportunity to meet with you, John Bekkers, R. Randolph Devening and W. Wayne Woody last month to discuss in more detail our proposal to combine our two companies. As you are aware, in order to preserve our flexibility with respect to the proposed combination, we have given notice, in accordance with Gold Kist’s by-laws, that we have submitted a proposal to adjust the number of Directors on Gold Kist’s Board and have submitted a slate of nine nominees for election to Gold Kist’s Board at the upcoming annual meeting of shareholders. In light of the need to provide this notice by today’s deadline, it is important for both companies’ shareholders to also know of our offer to combine Pilgrim’s Pride and Gold Kist.

As we have stated repeatedly in our correspondence since February of this year, we believe that a combination of Pilgrim’s Pride and Gold Kist will result in substantial value creation for our respective shareholders, employees, business partners and other constituencies. This belief dates back to our conversations that began in 2004, and continues to this day. While our goal remains to work together with Gold Kist to agree to a negotiated transaction, the lack of progress in our discussions to date has caused us to make our appeal directly to your shareholders.

We are writing to reiterate our offer to acquire 100% of the outstanding common stock of Gold Kist for an aggregate cash consideration of $20.00 per share, plus the assumption of Gold Kist’s debt, in a negotiated transaction. This price represents approximately a 57% premium over Gold Kist’s closing price of $12.78 on August 17, 2006. Given the significant long-term upside potential of our proposed combination, we are also willing to discuss alternative forms of consideration, including a mix of cash and Pilgrim’s Pride common stock.

We are firmly convinced there are significant strategic and financial benefits to combining our companies, including:

•	The combined company will be positioned as the world’s leading chicken producer.

•	The benefits of this position include:

-	Enable us to compete more efficiently and provide even better customer service;

-	Expand our geographic reach and customer base;

-	Further pursuing value-added and prepared foods opportunities; and

-	Offering long-term growth opportunities for our shareholders, employees, and growers.

•	The combined company will be better positioned to compete in the industry both internationally and in the U.S. as additional consolidation occurs.

We also believe the combination will be attractive to your other stakeholders, including the former co-op members who are still active contract growers. We are well aware of the unique relationship Gold Kist has built with these growers and are committed to continuing the Grower’s Council you have established. In addition, as a result of our November 2003 acquisition of ConAgra Food’s chicken division, we have gained significant experience in the regions where Gold Kist operates. Based on what we have observed, we believe that the contract pay to your current grower base is reasonable and competitive, and we therefore intend to maintain the current arrangement. Based on our knowledge of the industry and the public information available to us, we do not anticipate any significant plant consolidations or headcount reductions in your current production operations.

As you know, we have significant experience in successfully integrating large acquisitions. We believe this expertise will be beneficial in ensuring a smooth integration of our two companies.

Our Board of Directors unanimously supports the combination with Gold Kist. We have substantial current liquidity and have discussed with, and received further assurances from, our financial advisors that we have the ability to finance the transaction. We are confident that we can obtain the necessary regulatory approvals and meet other customary closing conditions. To assist us with the transaction, we have retained Baker & McKenzie LLP and Morris, Nichols, Arsht & Tunnell, LLP as legal counsel, and Credit Suisse and Legacy Partners Group LLC as financial advisors.

We sincerely wish to move forward with Gold Kist and we and our advisors are ready to meet with you to discuss this transaction. We are prepared to move quickly to finalize a definitive agreement to combine Gold Kist and Pilgrim’s Pride.

Sincerely,

PILGRIM’S PRIDE CORPORATION

Lonnie “Bo” Pilgrim

Chairman

Pilgrim’s Pride Corporation

Pilgrim’s Pride Corporation is the second-largest chicken producer in the United States and Mexico and the largest chicken producer in Puerto Rico. Pilgrim’s Pride employs approximately 40,000 people and has major operations in Texas, Alabama, Arkansas, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico, with other facilities in Arizona, Florida, Iowa, Mississippi and Utah.

Pilgrim’s Pride products are sold to foodservice, retail and frozen entree customers. The Company’s primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements:

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management, including as to the interest of Pilgrim’s Pride Corporation in acquiring Gold Kist and the expected benefits of the proposed transaction, the expected accretiveness of the proposed transaction, anticipated synergies and value creation, expected financial position, cash flows and future debt levels and improved competitive positioning, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; additional outbreaks of avian influenza or other diseases, either in our own flocks or elsewhere, affecting our ability to conduct our operations and/or demand for our poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; changes in laws or regulations affecting our operations or the application thereof; competitive factors and pricing pressures or the loss of one or more of our largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; management of our cash resources, particularly in light of our leverage, and restrictions imposed by and as a result of, our leverage; inability to complete the proposed acquisition or effectively integrate its business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim’s Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Legal Information

Investors and security holders are urged to read the proxy statement and other disclosure documents regarding the proposed transaction, when they become available, because they will contain important information. Disclosure documents will be filed with the Securities and Exchange Commission by Pilgrim’s Pride Corporation and security holders may obtain a free copy of the disclosure documents (when they become available) and other documents filed with the SEC by Pilgrim’s Pride Corporation at the SEC’s web site at www.sec.gov. The disclosure documents filed with the SEC by Pilgrim’s Pride Corporation may also be obtained for free by directing a request to Pilgrim’s Pride Corporation at 4845 U.S. Highway 271 N, Pittsburg, Texas, 75686. The identity of people who, under SEC rules, may be considered “participants in a solicitation” of proxies from Gold Kist stockholders for use at its 2007 Annual Meeting of Stockholders and a description of their direct and indirect interest in the solicitation, by security holdings or otherwise, may be obtained at the following address: 4845 U.S. Highway 271 N, Pittsburg, Texas, 75686, Attention: Secretary.

Contacts:

Steve Frankel / Steve Silva

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449